Exhibit 99.1
Oxford Industries, Inc. Press Release
222 Piedmont Avenue, N.E. • Atlanta, Georgia 30308

Contact:	Anne M. Shoemaker
Telephone:	(404) 653-1455
Fax:	(404) 653-1545
E-Mail:	ashoemaker@oxfordinc.com

FOR IMMEDIATE RELEASE
September 2, 2009
Oxford Industries Reports Second Quarter Results
— Reports Sales of $193 million and Earnings of $0.03 per Share; Adjusted Earnings of $0.30 per Share—
ATLANTA, GA — Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its fiscal 2009 second quarter, which ended August 1, 2009. Consolidated net sales were $192.9 million in the second quarter of fiscal 2009 compared to $230.5 million in the second quarter of fiscal 2008. Diluted net earnings per share were $0.03 compared to $0.09 in the second quarter of fiscal 2008.
During the quarter, the Company undertook restructuring initiatives within its Ben Sherman operating group including the exit from, and subsequent licensing of, its footwear operations, as well as other cost-saving initiatives. As a result, the Company noted that its earnings included restructuring charges of $0.06 per diluted share in the second quarter of fiscal 2009. Results also included a $0.13 per diluted share charge due to LIFO accounting and an $0.08 per diluted share charge for the write off of unamortized deferred financing costs associated with the retirement of its senior unsecured notes in June 2009.
Excluding the impact of these charges, adjusted diluted net earnings per share in the second quarter of fiscal 2009 were $0.30 compared to adjusted diluted net earnings per share of $0.37 in the second quarter of fiscal 2008. For reference, a table reconciling GAAP net earnings per share to adjusted net earnings per share for the second quarter and first half of fiscal 2009 and fiscal 2008 is included at the end of this release.
J. Hicks Lanier, Chairman and Chief Executive Officer of Oxford Industries, Inc., commented, “Our people have risen to the occasion in these challenging times. This quarter’s operating results, which exceeded our original plan, reflect solid performances by our Tommy Bahama, Lanier Clothes and Oxford Apparel businesses. Our results have been enhanced through carefully managed inventories and comprehensive cost reduction efforts. We are confident that we have the right team and the right strategies to deliver value to our customers and shareholders.”
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Operating Results
Tommy Bahama reported net sales of $94.4 million for the second quarter of fiscal 2009 compared to $112.0 million in the second quarter of fiscal 2008. The sales decrease was due to the difficult economic environment partially offset by sales in stores opened after the beginning of the second quarter of fiscal 2008 and increased e-commerce sales. Tommy Bahama’s operating income for the second quarter of fiscal 2009 was $13.4 million compared to $18.1 million in the second quarter of fiscal 2008. The decrease in operating income was primarily due to the sales reduction and decreased royalty income partially offset by reductions in SG&A and higher gross margins. At the end of the second quarter, Tommy Bahama operated 84 retail stores compared to 78 on August 2, 2008.
Ben Sherman reported net sales of $23.6 million for the second quarter of fiscal 2009 compared to $32.5 million in the second quarter of fiscal 2008. The reduction in sales was primarily due to the 18% reduction in the average exchange rate of the British pound versus the United States dollar as well as reduced wholesale shipments due to the challenging market conditions. Ben Sherman reported an operating loss of $6.3 million in the second quarter of fiscal 2009 compared to an operating loss of $2.0 million in the second quarter of fiscal 2008. The increased loss was primarily due to the lower sales, the unfavorable impact on cost of goods sold related to inventory purchases denominated in U.S. dollars but sold in other currencies, $1.4 million of restructuring charges and lower royalty income. These items were partially offset by reductions in SG&A.
Net sales for Lanier Clothes were $25.2 million in the second quarter of fiscal 2009 compared to $28.2 million reported in the second quarter of fiscal 2008. Lanier Clothes reported a material improvement in operating results due to improved gross margins and reductions in SG&A. Operating income in the second quarter of fiscal 2009 was $2.7 million compared to an $11.4 million operating loss in the second quarter of fiscal 2008. The second quarter of fiscal 2008 included $9.5 million of restructuring charges and certain other unusual items.
Oxford Apparel reported net sales of $49.5 million for the second quarter of fiscal 2009 compared to $58.0 million in the second quarter of fiscal 2008. Despite the decrease in net sales, operating income for Oxford Apparel improved to $4.1 million for the second quarter of fiscal 2009 compared to $3.7 million in the second quarter of fiscal 2008. The impact of decreased sales was offset by reductions in SG&A related to reduced employment costs and variable operating expenses. The second quarter of fiscal 2008 included a net charge of $0.3 million related to impairment and other charges partially offset by gains from the resolution of a contingent liability and sale of a trademark.
The Corporate and Other operating loss increased to $6.4 million for the second quarter of fiscal 2009 from $0.5 million in the second quarter of fiscal 2008. The increased loss was due primarily to a LIFO accounting charge of $2.9 million in the second quarter of fiscal 2009 compared to a LIFO accounting credit of $3.3 million in the second quarter of fiscal 2008.
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Consolidated gross margins for the second quarter of fiscal 2009 were 40.7% compared to 41.9% in the second quarter of fiscal 2008. The decrease in gross margin was primarily due to the impact of LIFO accounting adjustments and the negative impact on Ben Sherman’s gross margins related to inventory purchases denominated in United States dollars but sold in other currencies. The second quarter of fiscal 2008 included $5.3 million of restructuring charges, which impacted cost of goods sold in Lanier Clothes and Oxford Apparel.
SG&A for the second quarter of fiscal 2009 decreased to $73.6 million, or 38.2% of net sales, compared to $89.0 million, or 38.6% of net sales, in the second quarter of fiscal 2008. The decrease in SG&A was primarily due to significant reductions in the Company’s overhead cost structure, cost reductions associated with the exit from certain businesses, the impact of the decline in the British pound versus the United States dollar and reductions in advertising expense. The second quarter of fiscal 2009 and the second quarter of fiscal 2008 included net charges of $1.4 million and $1.6 million respectively, related to restructuring charges and other unusual items.
Royalties and other operating income for the second quarter of fiscal 2009 were $2.9 million compared to $4.4 million in the second quarter of fiscal 2008. The decrease was primarily due to the Company’s termination of the license agreement for footwear in Tommy Bahama, the decline in the British pound versus the United States dollar, which impacted Ben Sherman royalty income, and the generally difficult economic conditions. The Company noted that the second quarter of fiscal 2008 included a gain on the sale of a trademark by Oxford Apparel.
Interest expense for the second quarter of fiscal 2009 was $6.2 million, which includes the write off of $1.8 million of unamortized deferred financing costs, compared to $6.0 million in the second quarter of fiscal 2008. The Company expects to incur approximately $5.3 million of interest expense in each of the third and fourth quarters of fiscal 2009.
For the first half of fiscal 2009 consolidated net sales decreased to $409.6 million from $503.5 million in the first half of fiscal 2008. Excluding the impact of restructuring charges and other unusual items, adjusted diluted net earnings per share in the first half of fiscal 2009 decreased to $0.79 from adjusted diluted net earnings per share of $0.99 in the first half of fiscal 2008. Including the restructuring charges and other unusual items, in the first half of fiscal 2009, earnings per diluted share were $0.45 compared to $0.69 in the first half of fiscal 2008.
Balance Sheet and Liquidity
Total inventories at the close of the second quarter of fiscal 2009 were $97.4 million, down 25% from the close of the second quarter of fiscal 2008. Inventory levels at Ben Sherman, Lanier Clothes and Oxford Apparel have each decreased as the Company focused on mitigating inventory markdown risk and promotional pressure, as well as exiting certain lines of business. Inventory levels increased slightly year over year at
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Tommy Bahama to support additional retail stores. Receivables totaled $78.5 million at quarter end, down 19% from the end of last year’s second quarter. The decrease was attributable to lower wholesale sales.
During the second quarter of fiscal 2009, the Company completed a private offering of $150 million aggregate principal amount of 11 3/8% Senior Secured Notes due 2015. The net proceeds from the offering, together with borrowings under the Company’s U.S. revolving credit facility, were used to repurchase, repay and/or discharge all $166.8 million aggregate principal amount of the Company’s then outstanding 8 7/8% Senior Unsecured Notes due 2011.
As a result of strong cash flow from operations, total debt was reduced from $221.6 million at August 2, 2008 to $180.8 million at August 1, 2009. As of August 1, 2009, the Company had approximately $97.3 million in unused availability under its U.S. revolving credit facility and $3.7 million in unused availability under its U.K. revolving credit facility.
The Company’s capital expenditures for fiscal 2009, including $5.8 million incurred during the first half of fiscal 2009, are expected to be approximately $10 million. These expenditures will consist primarily of additional Tommy Bahama and Ben Sherman retail stores and the costs associated with the implementation of a new integrated financial system.
Fiscal 2009 Guidance
For the full fiscal year 2009, the Company expects net sales in the range of $765 million to $780 million, with a greater year over year sales decrease in the third quarter than the fourth quarter. Adjusted diluted net earnings per share for fiscal 2009 are expected to be between $0.90 and $1.05.
Dividend
The Company also announced that its Board of Directors has approved a cash dividend of $0.09 per share payable on October 30, 2009 to shareholders of record as of the close of business on October 15, 2009. The Company has paid dividends every quarter since it became publicly owned in 1960.
Conference Call
The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. EDT today. A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com. Please visit the website at least 15 minutes before the call to register for the teleconference web cast and download any necessary software. A replay of the call will be available through September 16, 2009. To access the telephone replay, participants should dial (719) 457-0820. The access code
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for the replay is 7791234. A replay of the web cast will also be available following the teleconference on the Company’s website at www.oxfordinc.com.
About Oxford:
Oxford Industries, Inc. is an international apparel design, sourcing and marketing company featuring a diverse portfolio of owned and licensed brands and a collection of private label apparel businesses. Oxford’s brands include Tommy Bahama®, Ben Sherman®, Arnold Brant®, Ely & Walker®, and Oxford Golf®. The Company also holds exclusive licenses to produce and sell certain product categories under the Kenneth Cole®, Geoffrey Beene® and Dockers® labels. Oxford’s wholesale customers are found in every major channel of distribution, including national chains, specialty catalogs, mass merchants, department stores, specialty stores and Internet retailers. The Company operates retail stores, restaurants and Internet websites for some of its brands. The Company also has license arrangements with select third parties to produce and sell certain product categories under its Tommy Bahama and/or Ben Sherman brands. Oxford’s stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford’s website at www.oxfordinc.com.
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CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS
This press release may include statements that are forward-looking statements within the meaning of the federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Important assumptions relating to these forward-looking statements include, among others, assumptions regarding the impact on consumer demand and spending of recent economic conditions, demand for our products, timing of shipments requested by our wholesale customers, expected pricing levels, competitive conditions, the timing and cost of planned capital expenditures, costs of products and raw materials we purchase, access to capital and/or credit markets, particularly in light of recent conditions in those markets, expected outcomes of pending or potential litigation and regulatory actions and disciplined execution by key management. Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I, Item 1A. Risk Factors contained in our Annual Report on Form 10-K for fiscal 2008 and those described from time to time in our future reports filed with the SEC.
We caution that one should not place undue reliance on forward-looking statements, which speak only as of the date on which they are made. We disclaim any intention, obligation or duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
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OXFORD INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except per share amounts)

	Second	Second	First	First
	Quarter	Quarter	Half	Half
	Fiscal	Fiscal	Fiscal	Fiscal
	2009	2008	2009	2008

Net sales	$192,887	$230,520	$409,618	$503,462
Cost of goods sold	114,344	133,849	241,304	290,482

Gross profit	78,543	96,671	168,314	212,980
SG&A	73,637	88,972	152,320	188,606
Amortization of intangible assets	315	4,058	623	4,846

	73,952	93,030	152,943	193,452
Royalties and other operating income	2,916	4,351	5,385	8,539

Operating income	7,507	7,992	20,756	28,067
Interest expense, net	6,245	5,985	10,810	12,317

Earnings before income taxes	1,262	2,007	9,946	15,750
Income taxes	729	534	2,901	4,760

Net earnings	$533	$1,473	$7,045	$10,990

Net earnings per common share:
Basic	$0.03	$0.09	$0.45	$0.70
Diluted	$0.03	$0.09	$0.45	$0.69

Weighted average common shares outstanding:
Basic	15,565	15,578	15,543	15,778
Dilution	109	75	68	90

Diluted	15,674	15,653	15,611	15,868

Dividends declared per common share	$0.09	$0.18	$0.18	$0.36
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OXFORD INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, except par amounts)

	August 1,	August 2,
	2009	2008

ASSETS
Current Assets:
Cash and cash equivalents	$5,461	$5,243
Receivables, net	78,467	96,463
Inventories, net	97,378	129,904
Prepaid expenses	19,395	22,026

Total current assets	200,701	253,636
Property, plant and equipment, net	86,365	94,471
Goodwill, net	—	257,699
Intangible assets, net	138,880	225,612
Other non-current assets, net	22,932	27,866

Total Assets	$448,878	$859,284

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Trade accounts payable and other accrued expenses	$75,827	$97,638
Accrued compensation	11,132	14,802
Short-term debt and current maturities of long-term debt	20,417	3,027

Total current liabilities	107,376	115,467
Long-term debt, less current maturities	160,357	218,604
Other non-current liabilities	46,804	52,724
Non-current deferred income taxes	30,013	59,046
Commitments and contingencies
Shareholders’ Equity:
Common stock, $1.00 par value; 60,000 authorized and 16,520 issued and outstanding at August 1, 2009; and 15,858 issued and outstanding at August 2, 2008	16,520	15,858
Additional paid-in capital	89,253	86,300
Retained earnings	20,561	298,947
Accumulated other comprehensive income (loss)	(22,006)	12,338

Total shareholders’ equity	104,328	413,443

Total Liabilities and Shareholders’ Equity	$448,878	$859,284

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OXFORD INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	First Half	First Half
	Fiscal 2009	Fiscal 2008

Cash Flows From Operating Activities:
Net earnings	$7,045	$10,990
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	9,259	9,983
Amortization of intangible assets	623	4,846
Amortization of deferred financing costs and bond discount	2,392	1,307
Stock compensation expense	1,637	1,667
Loss on sale of property, plant and equipment	42	294
Equity method investment income	(590)	(329)
Deferred income taxes	(2,650)	(1,596)
Changes in working capital:
Receivables	2,574	8,983
Inventories	34,389	28,907
Prepaid expenses	(2,255)	(3,555)
Current liabilities	(17,601)	(3,246)
Other non-current assets	747	2,070
Other non-current liabilities	(506)	1,823

Net cash provided by operating activities	35,106	62,144
Cash Flows From Investing Activities:
Investments in unconsolidated entities	—	(446)
Purchases of property, plant and equipment	(5,840)	(12,280)
Proceeds from sale of property, plant and equipment	—	4

Net cash used in investing activities	(5,840)	(12,722)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	(138,135)	(161,870)
Proceeds from revolving credit arrangements	138,859	111,115
Repurchase of 8 7/8% Senior Unsecured Notes	(166,805)	—
Proceeds from the issuance of 11 3/8% Senior Secured Notes	146,029	—
Proceeds from issuance of common stock	193	53
Payments of debt issuance costs	(4,878)	—
Dividends on common stock	(2,919)	(8,701)

Net cash used in financing activities	(27,656)	(59,403)

Net change in cash and cash equivalents	1,610	(9,981)
Effect of foreign currency translation on cash and cash equivalents	561	312
Cash and cash equivalents at the beginning of year	3,290	14,912

Cash and cash equivalents at the end of period	$5,461	$5,243

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OXFORD INDUSTRIES, INC.
OPERATING GROUP INFORMATION
(UNAUDITED)
(in thousands)

	Second	Second
	Quarter	Quarter	First Half	First Half
	Fiscal 2009	Fiscal 2008	Fiscal 2009	Fiscal 2008

Net Sales
Tommy Bahama	$94,439	$112,007	$192,859	$241,265
Ben Sherman	23,627	32,495	47,846	69,082
Lanier Clothes	25,204	28,184	56,711	66,871
Oxford Apparel	49,464	58,024	112,668	126,708
Corporate and Other	153	(190)	(466)	(464)

Total Net Sales	$192,887	$230,520	$409,618	$503,462

Operating Income (loss)
Tommy Bahama	$13,379	$18,143	$25,629	$37,626
Ben Sherman	(6,308)	(2,002)	(8,284)	(1,747)
Lanier Clothes	2,701	(11,355)	5,438	(11,376)
Oxford Apparel	4,129	3,738	9,322	9,063
Corporate and Other	(6,394)	(532)	(11,349)	(5,499)

Total Operating Income (loss)	$7,507	$7,992	$20,756	$28,067
Interest Expense, net	6,245	5,985	10,810	12,317

Earnings Before Income Taxes	$1,262	$2,007	$9,946	$15,750

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RECONCILIATION OF GAAP NET EARNINGS (LOSS) PER DILUTED SHARE TO
ADJUSTED NET EARNINGS (LOSS) PER DILUTED SHARE
Set forth below is our reconciliation of net earnings (loss) per diluted share, calculated in accordance with generally accepted accounting principles, or GAAP, to adjusted net earnings (loss) per diluted share, for the second quarter, first half and full year for fiscal 2009 and fiscal 2008. Adjusted net earnings (loss) per diluted share, excludes the impact of (i) certain restructuring charges, (ii) other unusual items, (iii) the write off of unamortized financing costs associated with changes in our debt structure, (iv) certain goodwill, intangible asset and investment in joint venture impairment charges, (v) certain property, plant and equipment impairment charges, (vi) LIFO accounting adjustments, (vii) the gain on the repurchase of $33.2 million face value of our senior unsecured notes and (viii) certain adjustments to tax expense primarily resulting from changes in contingency reserves. We believe that investors often look at ongoing operations as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, we believe that presenting our results excluding these items provides useful information to investors because this allows investors to make decisions based on our ongoing operations. We use the results excluding these items to discuss our business with investment institutions, our board of directors and others. Further, we believe that presenting our results excluding these items provides useful information to investors because this allows investors to compare our results for the periods presented to other periods.

	Second	Second
	Quarter	Quarter	First Half	First Half
	Fiscal	Fiscal	Fiscal	Fiscal	Full Year	Full Year
	2009	2008	2009	2008	Fiscal 2009	Fiscal 2008
	Actual	Actual	Actual	Actual	Guidance	Actual

Per Diluted Common Share:
GAAP net earnings (loss), as reported	$0.03	$0.09	$0.45	$0.69	$0.56-$0.71	$(17.00)
Restructuring charges (1)	0.06	0.31	0.06	0.31	0.06	0.45
Net gain from other unusual items (2)	—	(0.04)	—	(0.04)	—	(0.04)
Unamortized financing costs written off	0.08	—	0.08	—	0.08	0.04
Impairment charges for goodwill, intangible assets and investment in joint venture	—	0.14	—	0.14	—	18.66
Impairment charges for property, plant and equipment	—	0.01	—	0.01	—	0.06
LIFO accounting adjustments (3)	0.13	(0.14)	0.20	(0.12)	0.20	(0.38)
Gain on repurchase of Senior Unsecured Notes	—	—	—	—	—	(0.33)
Adjustments to tax expense	—	—	—	—	—	(0.02)

Adjusted net earnings (loss)	$0.30	$0.37	$0.79	$0.99	$0.90-$1.05	$1.44

(1)	Charges relate to inventory disposal, payments related to license termination, severance costs and charges related to vacated leased office space.

(2)	Unusual items include the resolution of a contingent liability and the sale of a trademark, partially offset by an increase in bad debt expense due to certain significant customer bankruptcies.

(3)	The first quarter of fiscal 2009 included a previously disclosed LIFO accounting charge of $1.6 million, or $0.07 per share.
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